EXHIBIT 99.1

The Bon-Ton Stores, Inc. Reports Fourth Quarter and Fiscal 2015 Results

Fiscal 2015 Adjusted EBITDA in Line with Revised Guidance

YORK, Pa., March 15, 2016 (GLOBE NEWSWIRE) -- The Bon-Ton Stores, Inc. (NASDAQ:BONT) today reported operating results for its fiscal fourth quarter and full year ended January 30, 2016.

Fourth Quarter Results

  Comparable store sales decreased 1.9% in the fourth quarter of fiscal 2015 as compared with the prior year period.

  In the fourth quarter of fiscal 2015, Adjusted EBITDA totaled $94.0 million, inclusive of $3.9 million of severance costs associated with the Company’s previously announced planned expense reductions (not included in the Company’s guidance) and a $0.6 million gain associated with an insurance settlement. (Adjusted EBITDA is not a measure recognized under generally accepted accounting principles – see the financial tables accompanying this release.) Excluding the financial impact of the severance costs and insurance settlement, Adjusted EBITDA was $97.3 million in the fourth quarter of fiscal 2015.

  In the fourth quarter of fiscal 2014, Adjusted EBITDA was $113.1 million, including approximately $8.9 million of asset recovery associated with an insurance settlement. The fourth quarter of fiscal 2014 results included a $10.8 million gain associated with the aforementioned insurance settlement, of which approximately $1.9 million was attributed to profit recovery and approximately $8.9 million to asset recovery. Excluding the financial impact of the insurance settlement, Adjusted EBITDA was $104.3 million in the fourth quarter of fiscal 2014.

  Net income in the fourth quarter of fiscal 2015 was $50.6 million, or $2.42 per diluted share. Fourth quarter of fiscal 2015 results include a loss of $0.19 per diluted share due to severance costs, a loss of $0.06 per diluted share due to debt extinguishment and income of $0.03 per diluted share associated with the insurance settlement. Net income in the fourth quarter of fiscal 2014 was $71.7 million, or $3.55 per diluted share. Fourth quarter of fiscal 2014 results include income of $0.53 per diluted share associated with the gain on the insurance settlement, of which approximately $0.09 was attributed to profit recovery and $0.44 to asset recovery.

Fiscal 2015 Results

  Comparable store sales decreased 1.3% in fiscal 2015 as compared with the prior year.

  Adjusted EBITDA totaled $109.5 million in fiscal 2015, including the previously noted severance costs and a $1.4 million gain on insurance settlements. Excluding the severance costs and gain on the insurance settlements, Adjusted EBITDA was $112.1 million. This compares with revised fiscal 2015 Adjusted EBITDA guidance of $110 million to $120 million, which was exclusive of the severance costs and the gain on insurance settlements.

  Adjusted EBITDA was $153.7 million in fiscal 2014, including the asset recovery portion of the insurance settlement. Adjusted EBITDA was $144.8 million in fiscal 2014 exclusive of the gain associated with the insurance settlement.

  Net loss in fiscal 2015 was $57.1 million, or $2.90 per diluted share. Fiscal 2015 results include a loss of $0.32 per diluted share due to debt extinguishment, a loss of $0.20 per diluted share due to severance costs and income of $0.07 per diluted share associated with the insurance settlements. Net loss in fiscal 2014 was $7.0 million, or $0.36 per diluted share. Fiscal 2014 results include income of $0.56 per diluted share associated with the gain on the insurance settlement, of which approximately $0.10 was attributed to profit recovery and $0.46 to asset recovery, and a loss of $0.01 per diluted share due to debt extinguishment.

Comments

Kathryn Bufano, President and Chief Executive Officer, commented, “Despite external headwinds and unseasonable weather that continued into the fourth quarter, we successfully managed elements within our control, reducing SG&A expense for the year and ending the period with inventories below prior year levels. We were pleased with our progress made on a number of strategic initiatives, including the introduction of key new brands and the expansion of localized merchandise content. Our omnichannel sales achieved double-digit growth and we increased our online capacity with our new, fully-automated West Jefferson eCommerce facility. Additionally, we successfully addressed our capital structure by increasing the borrowing capacity under our revolving credit facility and retiring two mortgage facilities in advance of their April 2016 maturity date.”

Ms. Bufano continued, “As we continue to execute on our key initiatives in 2016, we look to deliver an improved gross margin rate and gross profit dollars through prudent inventory management, increased sell-thru of regular price merchandise and greater efficiencies in our distribution network. Central to our success is accelerated progress in our omnichannel strategies to coalesce our efforts in stores, online and mobile as we look to engage our customer at all touch points. To that end, we are looking forward to the implementation of ‘Buy Online Pick-Up in Store’ in the second quarter, with an anticipated roll-out to all doors in September of this year. We believe these initiatives will position us to deliver profitable growth and improved cash flow over the long term.”

Fourth Quarter Summary

Comparable store sales in the fourth quarter of fiscal 2015 decreased 1.9%. Total sales in the period decreased 1.6% to $927.9 million, compared with $942.6 million in the fourth quarter of fiscal 2014. Sales were robust from Black Friday through the month of December, with notable increases achieved in active wear across all families of business, Men’s Big and Tall, Young Men’s and Young Contemporary. However, sales of cold-weather goods decreased 10% in the period, more than offsetting sales increases we achieved in non-seasonal merchandise categories. We continued our trend of double-digit sales growth in omnichannel, which reflects sales via our website and Let Us Find It initiative, as we successfully leveraged our new West Jefferson facility and expanded store-fulfillment network.

Other income in the fourth quarter of fiscal 2015 was $22.4 million, an increase of $1.6 million over the comparable prior year period. The increase was largely the result of increased revenues associated with our proprietary credit card operations. Proprietary credit card sales, as a percentage of total sales, increased 348 basis points to 48.7% in the fourth quarter of fiscal 2015.

The gross margin rate in the fourth quarter of fiscal 2015 decreased 20 basis points as compared with the fourth quarter of fiscal 2014 to 34.8% of net sales, as reductions in delivery expense were offset by higher transitional distribution costs at our West Jefferson facility. Gross profit decreased $7.0 million to $322.5 million in the fourth quarter of fiscal 2015 as a result of both decreased sales volume and margin rate in the period.

Selling, general and administrative (“SG&A”) expense in the fourth quarter of fiscal 2015 increased $3.6 million over the fourth quarter of fiscal 2014, largely due to $3.9 million of severance costs and increased advertising expense, partially offset by expense control measures. The SG&A expense rate in the fourth quarter of 2015 was 27.1% of net sales, an increase of 80 basis points over the prior year. Excluding the severance costs, SG&A expense in the fourth quarter of fiscal 2015 decreased $0.3 million from the comparable prior year period, while the SG&A expense rate deleveraged 38 basis points as a result of the decreased sales volume in the period.

In the fourth quarter of 2014, we recorded a gain of $10.8 million for an insurance settlement, of which approximately $1.9 million was attributed to profit recovery and approximately $8.9 million to asset recovery. The settlement resulted from claims associated with one store that experienced fire damage, resulting in temporary closure to allow for repairs and restoration. In the fourth quarter of 2015, we recorded a gain of $0.6 million, a residual of claims associated with the insurance settlement from the fourth quarter of fiscal 2014.

We recorded non-cash impairment charges of $3.2 million in the fourth quarter of fiscal 2015 related to reductions in the reported carrying value of certain long-lived and intangible assets, compared with $2.0 million of similar charges in the fourth quarter of fiscal 2014.

In the fourth quarter of 2015, we recorded a $1.3 million loss on extinguishment of debt due to the early termination of the second of the Company’s two mortgage facilities.

Full Year Summary

Comparable store sales decreased 1.3% in fiscal 2015, largely due to the poor performance of cold-weather merchandise and continued weakness in traffic trends. Total sales in the period decreased 1.4% to $2.72 billion from $2.76 billion in fiscal 2014. Despite these challenges, we achieved a 4.1% increase in sales associated with our proprietary credit card and double-digit sales growth in omnichannel, driven by an expanded merchandise assortment and store-fulfillment network.

Other income in fiscal 2015 was $71.8 million, an increase of $5.1 million over fiscal 2014 results. Our proprietary credit card operations fueled this growth, as revenues associated with our credit card increased in tandem with increased loyalty program sales. Proprietary credit card sales, as a percentage of total sales, increased 268 basis points to 51.5% in fiscal 2015.

The gross margin rate in fiscal 2015 decreased 100 basis points as compared with fiscal 2014 to 34.7% of net sales as we incurred increased distribution and delivery costs associated with our omnichannel operations and unfavorable markup in the current year. Gross profit decreased $41.3 million to $942.0 million in fiscal 2015 as compared with fiscal 2014 as a result of both decreased sales volume and margin rate in the current year.

In fiscal 2015, SG&A expense was $905.7 million, a decrease of $1.4 million from fiscal 2014 results, largely driven by expense control measures implemented throughout the year, partially offset by $3.9 million of severance costs, increased marketing expenditures and investment in information technology services and omnichannel operations. The SG&A expense rate increased 42 basis points to 33.3% of net sales in fiscal 2015. Excluding the severance costs, SG&A expense decreased $5.3 million in fiscal 2015 from the comparable prior year period, while the SG&A expense rate deleveraged 27 basis points as a result of the decreased sales volume in the period.

In fiscal 2015, we recorded a $6.2 million loss on extinguishment of debt due to the early termination of the Company’s two mortgage facilities. As a result of the prepayments, we paid early termination fees totaling $6.0 million. Additionally, unamortized deferred financing fees were accelerated on the respective dates of termination. We recorded minimal similar charges in fiscal 2014 related to the prepayment of mortgage debt.

Excess borrowing capacity under our revolving credit facility was $251.9 million at the end of fiscal 2015.

Guidance

For fiscal 2016, the Company expects Adjusted EBITDA in a range of $140 million to $150 million. Loss per diluted share is expected to be in a range of $0.50 to $1.00 and cash flow in a range of $38 million to $48 million. (As used in this release, Adjusted EBITDA and cash flow are not measures recognized under GAAP – see the accompanying financial tables which reconcile these non-GAAP measures to net loss.) Assumptions reflected in our full-year guidance include the following:

  A comparable sales performance ranging from flat to a 1.0% increase;
  A gross margin rate ranging from a 40- to 60-basis-point increase over the fiscal 2015 rate of 34.7%;
  An SG&A expense rate ranging from a 60- to 70-basis-point decrease from the fiscal 2015 rate of 33.3%;
  Capital expenditures not to exceed $40 million, net of external contributions; and
  An estimated 20 million weighted average shares outstanding.

Call Details

The Company’s quarterly conference call to discuss fourth quarter and fiscal 2015 results will be broadcast live today at 10:00 a.m. Eastern time. Investors and analysts interested in participating in the call are invited to dial (888) 819-8001 at 9:55 a.m. Eastern time and reference conference ID 9034310. A taped replay of the conference call will be available within two hours of the conclusion of the call and will remain available through Tuesday, March 22, 2016. The number to call for the taped replay is (877) 870-5176 and the replay PIN is 9034310. The conference call will also be broadcast on the Company’s website at http://investors.bonton.com. An online archive of the webcast will be available within two hours of the conclusion of the call.

About The Bon-Ton Stores, Inc.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 267 stores, which includes nine furniture galleries and four clearance centers, in 26 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Cautionary Note Regarding Forward-Looking Statements

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions and include the Company’s fiscal 2016 guidance, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to: risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company in a number of ways, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the Company’s proprietary credit card program; potential increases in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors or changes in the competitive environment; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the ability to expand our capacity and improve efficiency through our new eCommerce fulfillment center; changes in, or the failure to successfully implement, our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purposes; the impact of regulatory requirements including the Health Care Reform Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

- tables follow –

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)	January 30,	January 31,
(Unaudited)	2016	2015

Assets
Current assets:
Cash and cash equivalents	$6,879	$8,753
Merchandise inventories	711,699	734,956
Prepaid expenses and other current assets	97,254	93,394
Total current assets	815,832	837,103
Property, fixtures and equipment at cost, net of accumulated depreciation and
amortization of $951,786 and $910,494 at January 30, 2016 and January 31, 2015, respectively	635,334	641,996
Intangible assets, net of accumulated amortization of $62,204 and $64,451 at
January 30, 2016 and January 31, 2015, respectively	82,062	90,151
Other long-term assets	23,978	23,483
Total assets	$1,557,206	$1,592,733
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$162,831	$208,882
Accrued payroll and benefits	28,527	28,848
Accrued expenses	147,378	158,022
Current maturities of long-term debt	-	6,788
Current maturities of obligations under capital leases	5,394	3,961
Total current liabilities	344,130	406,501
Long-term debt, less current maturities	862,557	850,963
Obligations under capital leases, less current maturities	126,692	45,016
Other long-term liabilities	188,911	202,605
Total liabilities	1,522,290	1,505,085
Shareholders' equity:
Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued	-	-
Common Stock - authorized 40,000,000 shares at $0.01 par value; issued shares
of 18,532,577 and 17,818,323 at January 30, 2016 and January 31, 2015, respectively	185	178
Class A Common Stock - authorized 20,000,000 shares at $0.01 par value; issued
and outstanding shares of 2,951,490 at January 30, 2016 and January 31, 2015	30	30
Treasury stock, at cost - 337,800 shares at January 30, 2016 and January 31, 2015	(1,387)	(1,387)
Additional paid-in-capital	164,428	161,359
Accumulated other comprehensive loss	(76,122)	(80,405)
(Accumulated deficit) retained earnings	(52,218)	7,873
Total shareholders' equity	34,916	87,648
Total liabilities and shareholders' equity	$1,557,206	$1,592,733

THE BON-TON STORES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THIRTEEN		FIFTY-TWO
	WEEKS ENDED		WEEKS ENDED
(In thousands, except per share data)	January 30,	January 31,	January 30,	January 31,
(Unaudited)	2016	2015	2016	2015

Net sales	$927,922	$942,590	$2,717,691	$2,756,237
Other income	22,437	20,879	71,806	66,659
	950,359	963,469	2,789,497	2,822,896

Costs and expenses:
Costs of merchandise sold	605,397	613,107	1,775,715	1,772,953
Selling, general and administrative	251,597	248,009	905,652	907,036
Gain on insurance recovery	(608)	(10,779)	(1,356)	(10,779)
Depreciation and amortization	22,771	22,440	91,783	90,118
Amortization of lease-related interests	1,038	1,100	4,245	4,542
Impairment charges	3,207	2,045	3,632	2,492
Income from operations	66,957	87,547	9,826	56,534
Interest expense, net	16,314	15,512	62,546	61,736
Loss on extinguishment of debt	1,346	-	6,208	153

Income (loss) before income taxes	49,297	72,035	(58,928)	(5,355)
Income tax (benefit) provision	(1,279)	297	(1,875)	1,619

Net income (loss)	$50,576	$71,738	$(57,053)	$(6,974)

Basic income (loss) per share	$2.42	$3.56	$(2.90)	$(0.36)

Diluted income (loss) per share	$2.42	$3.55	$(2.90)	$(0.36)

Non-GAAP Financial Measures

We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, we believe that certain non-GAAP financial measures provide users of the Company’s financial information with additional useful information in evaluating our historical performance or our forecasted earnings guidance. The tables below provide supplemental financial data and a corresponding reconciliation to the most directly comparable GAAP financial measure. These non-GAAP financial measures are not calculated in the same manner by all companies and, accordingly, are not necessarily comparable to similarly entitled measures of other companies and may not be appropriate measures for performance relative to other companies. These non-GAAP financial measures should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are determined in accordance with GAAP. These non-GAAP financial measures are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

Adjusted EBITDA (Non-GAAP Financial Measure)

As used in this release, Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, impairment charges and loss on extinguishment of debt. We present Adjusted EBITDA in this release because we consider it to be a useful financial measure in evaluating our operating performance. When analyzed in conjunction with our net income and cash flows from operations, Adjusted EBITDA provides investors with a supplemental tool to evaluate our ongoing operations as it excludes the effects of financings and investing activities. Adjusted EBITDA is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA (i) to compare the profitability of our stores, (ii) to evaluate the effectiveness of our business strategies, and (iii) as a factor in evaluating management’s performance when determining incentive compensation.

The following is a reconciliation of net income (loss) to Adjusted EBITDA for the historical periods indicated:

	THIRTEEN		FIFTY-TWO
	WEEKS ENDED		WEEKS ENDED
(In thousands)	January 30,	January 31,	January 30,	January 31,
(Unaudited)	2016	2015	2016	2015

Net income (loss)	$50,576	$71,738	$(57,053)	$(6,974)
Adjustments:
Income tax (benefit) provision	(1,279)	297	(1,875)	1,619
Loss on extinguishment of debt	1,346	-	6,208	153
Interest expense, net	16,314	15,512	62,546	61,736
Depreciation and amortization	22,771	22,440	91,783	90,118
Amortization of lease-related interests	1,038	1,100	4,245	4,542
Impairment charges	3,207	2,045	3,632	2,492
Adjusted EBITDA	$93,973	$113,132	$109,486	$153,686

The following is a reconciliation of forecasted net loss to forecasted Adjusted EBITDA for fiscal 2016 based on the Company’s guidance metrics:

	FORECASTED FISCAL 2016
(In thousands)	Minimum	Maximum
(Unaudited)	Guidance	Guidance

Net loss	$(20,300)	$(10,300)
Adjustments:
Income tax provision	1,800	1,800
Interest expense, net	62,000	62,000
Depreciation and amortization and amortization of
lease-related interests	96,500	96,500
Adjusted EBITDA	$140,000	$150,000

Cash Flow (Non-GAAP Financial Measure)

As used in this release, cash flow reflects forecasted net loss, plus depreciation and amortization, amortization of lease-related interests and income taxes, less capital expenditures. We present cash flow (as defined) as we consider it to be a useful financial measure in evaluating our operating performance as well as our ability to generate cash flow from operations after giving effect to cash used by investing activities. We believe our forecasted cash flow is a relevant indicator of our ability to repay maturing debt, pay dividends or fund other uses of capital that we believe will enhance shareholder value. Cash flow is one of our key liquidity measures and, when used in conjunction with GAAP measures, provides investors with a meaningful analysis of our ability to generate cash from our business.

The following is a reconciliation of forecasted net loss to forecasted cash flow for fiscal 2016 based on the Company’s guidance metrics:

	FORECASTED FISCAL 2016
(In thousands)	Minimum	Maximum
(Unaudited)	Guidance	Guidance

Net loss	$(20,300)	$(10,300)
Adjustments:
Income tax provision	1,800	1,800
Depreciation and amortization and amortization of
lease-related interests	96,500	96,500
Capital expenditures, net	(40,000)	(40,000)
Cash flow	$38,000	$48,000

CONTACT:
Kim George
Divisional Vice President
Investor Relations
717.751.3071
kim.george@bonton.com